EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) pertaining to the amended and restated 1996 Stock Option Plan and 10 individual option agreements of Network-1 Security Solutions, Inc. (the “Company”) and to the incorporation by reference therein of our report dated February 22, 2005, on our audit of the financial statements of the Company as of December 31, 2004 and for the year then ended, included in the Annual Report on form 10-KSB, for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

s/ Eisner LLP

Eisner LLP

New York, New York
February 5, 2007